                                                          EXHIBIT 10.2




                        SEALY BENEFIT EQUALIZATION PLAN













                                               Effective Date:  December 1, 1994

                               TABLE OF CONTENTS
                               -----------------

Article                                                                                                               Page
-------                                                                                                               ----

ARTICLE I                  PRELIMINARY PROVISIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE II                 DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

ARTICLE III                ELIGIBILITY AND PARTICIPATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

ARTICLE IV                 PROFIT SHARING CONTRIBUTIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

ARTICLE V                  ACCOUNTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

ARTICLE VI                 PAYMENTS AND BENEFITS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

ARTICLE VII                BENEFICIARIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

ARTICLE VIII               RIGHTS OF PARTICIPANTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

ARTICLE IX                 CLAIMS PROCEDURE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

ARTICLE X                  ADMINISTRATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

ARTICLE XI                 AMENDMENT AND TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

ARTICLE XII                PARTICIPATING COMPANIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

ARTICLE XIII               MISCELLANEOUS PROVISIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38

                        SEALY BENEFIT EQUALIZATION PLAN
                        -------------------------------

                 This Declaration of Plan is hereby made by SEALY CORPORATION, a corporation organized and existing under and by virtue of the laws of the State of Delaware (the "Company");

                                        WITNESSETH:

                 WHEREAS, the Company wishes to establish an unfunded deferred compensation plan to be known as the Sealy Benefit Equalization Plan (the "Plan") to provide unfunded deferred compensation to a select group of management and highly compensated employees of Participating Companies; and

                 WHEREAS, the Board of Directors of the Company has approved adoption of the Plan by the Company;

                 NOW, THEREFORE, effective as of December 1, 1994, the Company hereby adopts the Plan as follows:

                                   ARTICLE I
                                   ---------
                             PRELIMINARY PROVISIONS
                             ----------------------


                 1.1 NAME. The name of this Plan shall be the SEALY BENEFIT EQUALIZATION PLAN.

                 1.2 EFFECTIVE DATE. The provisions of the Plan are effective December 1, 1994.

                 1.3 PURPOSE. This Plan is hereby established in order to provide unfunded deferred compensation to a select group of management and highly compensated employees of Participating Companies, under certain conditions specified herein.

                 1.4 PLAN FOR A SELECT GROUP. This Plan shall only cover employees of Participating Companies who are members of a "select group of management or highly compensated employees" as provided in Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA. This Plan shall be administered in such a manner, and benefits hereunder shall be so limited, notwithstanding any contrary provision of this Plan, that this Plan shall constitute such a plan.

                 1.5 NOT A FUNDED PLAN. It is the intention and purpose of the Company, other Participating Companies and Participants that this Plan shall be deemed to be "unfunded" for tax purposes as well as being such a plan as would properly be described as "unfunded" for purposes of Title I of ERISA. This Plan shall be administered in such a manner, notwithstanding any contrary provision of this Plan, that it will be so deemed and would be so described.

                                   ARTICLE II
                                   ----------
                                  DEFINITIONS
                                  -----------


         The use of neuter, masculine and feminine pronouns shall each be read to include the others and the use of the singular shall be read to include the plural and vice versa. Unless the context otherwise indicates, the following words shall have the following meanings when used in this Plan:

                 2.1 ACCOUNTS. The word "Accounts" shall mean "Deferred Compensation Accounts" established pursuant to Article V hereof.

                 2.2 ADOPTION DATE. The words "Adoption Date" shall mean the date as of which the Company or a Subsidiary became or becomes a Participating Company under this Plan.

                 2.3 AFFILIATE. The word "Affiliate" shall mean a corporation which would be defined as a member of a controlled group of corporations which includes a Participating Company or any business organization which would be defined as a trade or business (whether or not incorporated) which is under "common control" with a Participating Company within the meaning of Sections 414(b) and (c) of the Code, and any member of an "affiliated service group," as defined in Section 414(m) of the Code, or which is a member of an arrangement described in Section 414(o) of the Code, which includes a Participating Company but, in each case, only during the periods any such corporation, business organization or member would be so defined or described.

                 2.4 BENEFIT APPEALS COMMITTEE. The words "Benefit Appeals Committee" or "Committee" shall mean the Benefit Appeals Committee established pursuant to Article IX of this Plan.

                 2.5 BOARD. The word "Board" shall mean the Board of Directors of the Company.

                 2.6 BREACH OF NONCOMPETITION REQUIREMENT. The words "Breach of Noncompetition Requirement" shall mean the occurrence of an event in which a Participant, at any time prior to his payment in full hereunder:

                 (a) either while he is employed by the Company and/or any Subsidiary or after his Termination of Employment; and

                 (b)      without the prior written permission of the Company;
                          and

                 (c) either directly or indirectly operates or performs any advisory or consulting services for, invests in (other than an investment in Publicly Traded stock of a corporation, provided that the ownership of such equity interest does not give the Participant the right to control or substantially influence the policy or operational decisions of such corporation), or otherwise becomes employed by or associated with, in any capacity, a Competitive Entity.

                 2.7 CAUSE. The word "Cause" shall mean for purposes of this Plan, either:
                 (a) the Participant's willful violation of any written policies of the Company which violations are materially detrimental to the Company;

                 (b) the Participant's conviction of (or written, voluntary and freely given confession to) a felony involving moral turpitude;

                 (c) the Participant's conviction of (or written, voluntary and freely given confession to) a felony in connection with his employment;

                 (d) a Participant's theft, fraud, embezzlement, material willful destruction of property (including any operating system of the Company or any Subsidiary) or material disruption of the operations of the Company or any Subsidiary;

                 (e) a Participant's being under the influence of illegal drugs or habitually under the influence of alcohol while on the job or on Company or any Subsidiary property;

                 (f) a Participant's engaging in conduct, in or out of the workplace, which has a material adverse effect on the reputation or business prospects of the Company or one of its Subsidiaries;

                 (g) a Participant's willfully engaging in conduct while an employee of the Company or any of its Subsidiaries which caused the Company or any of its Subsidiaries to be found, in a final judgment of a court of law, to have a material civil or criminal liability under any federal or state law;

                 (h) a Participant's disclosure of trade secrets, customer lists or other confidential information if the Company or any Subsidiary has taken measures designed to prevent such disclosure; or

                 (i)      a Participant's Breach of the Noncompetition
                          Requirement.

                 2.8 CHANGE OF CONTROL. The words "Change of Control" shall mean:
                 (a) a change in the composition of the Board of the Company such that a majority of such Board members are not the same persons who were directors twelve
                          (12) months earlier;

                 (b) approval by the corporate members of the Company (as defined in the By Laws of the Company) of a reorganization, merger or consolidation with respect to which, in any such case, the persons who were the corporate members of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 51% of the combined voting power entitled to vote in the election of the directors or trustees of the reorganized, merged or consolidated company; or

                 (c)      liquidation or dissolution of the Company; or

                 (d) a sale of all or substantially all of the assets of the Company.
                 2.9 CODE. The word "Code" shall mean the Internal Revenue Code of 1986, as such may be amended from time to time, and lawful regulations and pronouncements promulgated thereunder. Whenever a reference is made to a specific Code Section, such reference shall be deemed to include any successor Code Section having the same or a similar purpose.

                 2.10 COMPANY. The word "Company" shall mean Sealy Corporation, a Delaware corporation, and any successor corporation or business organization which shall assume the duties and obligations of Sealy Corporation by operation of law or otherwise under this Plan.

                 2.11 COMPENSATION. The word "Compensation" shall mean all Profit Sharing Plan Compensation:

                 (a) in excess of One Hundred Fifty Thousand Dollars ($150,000.00), subject to adjustments for increases in the cost of living as shall be prescribed by the Secretary of the Treasury pursuant to Section 401(a)
                          (17) of the Code;

                 (b) but not in excess of Two Hundred Thousand Dollars ($200,000.00), subject to adjustments for increases in the cost of living as shall be prescribed by the Secretary of the Treasury pursuant to Section 415 of the Code and calculated as if Section 401(a)(17) of the Code had not been amended either (i) to replace Two Hundred Thousand Dollars ($200,000.00) with One Hundred Fifty Thousand Dollars ($150,000.00) or (ii) to change the method of cost of living adjustment of the dollar amount [and which was last increased prior to such amendment to Two Hundred Thirty-Five Thousand Eight Hundred Forty Dollars ($235,840.00) for plan years beginning in 1993];

paid by Participating Companies to a Participant during a Plan Year for services rendered to Participating Companies. The amount of a

Participant's Compensation for any Plan Year shall be determined as of the last day of such year.

                 In determining the floor and ceiling on Compensation set forth in the preceding paragraph, the family aggregation rules contained in Section 414(q)(6) of the Code shall apply, except that in applying such rules, the term "family" shall include only the spouse of the Employee and any lineal descendants of the Employee who have not attained age nineteen (19) before the close of the Plan Year. If, as a result of the application of such family aggregation rules, the limit on Compensation set forth above is exceeded, the amount of each family member's Compensation which shall count toward the limit shall equal that portion of the limit which bears the same relationship to the limit as such family member's Compensation, determined under this Section 2.11 prior to the application of such Compensation limit ("unlimited compensation"), bears to the total unlimited compensation of all the family members.

                 2.12 COMPETITIVE ENTITY. The words "Competitive Entity" shall mean any company, partnership, organization, proprietorship, or other entity (including any independent trademark licensee of the Company or one or more of its Subsidiaries) which (as determined by the Plan Administrator) develops, manufactures, prepares, sells (other than on a retail basis) or distributes (other than on a retail basis):

                 (a) in the case of all Participants, bedding, bedding components or related bedding products including but not limited to mattresses, boxsprings, foundations, bedding equipment, innerspring bedding products, sofabeds, waterbeds, futons and wire formed metal parts and other components used in the manufacturing of bedding;

                 (b) in the case of a Participant who is employed as corporate staff immediately prior to his Termination of Employment, other products or components of such products where such product line or lines in the aggregate constitute ten percent (10%) of gross sales of the Company and its Subsidiaries; or

                 (c) in the case of a Participant who is employed by a Subsidiary or division immediately prior to his Termination of Employment, other products or components of such products developed, manufactured, prepared, sold or distributed by such Subsidiary or division.

Notwithstanding anything in this Article II to the contrary, a company, partnership, organization, proprietorship, or other entity which purchases the stock or assets of a business unit directly from the Company or any Subsidiary shall not be deemed a Competitive Entity solely with respect to the products developed, manufactured, prepared, sold, or distributed by and the individuals employed by such business unit as of the date of such stock or asset purchase.

                 2.13 CONTINUOUS SERVICE. The words "Continuous Service" shall mean for an Employee of a Participating Company, his length of service from the later of his Date of Hire to his date of Termination of Employment which follows such Date of Hire, even if such company was not a Participating Company at the time of the Participant's Date of Hire.

                 2.14 COVERED EMPLOYEE. The words "Covered Employee" shall mean an Employee of a Participating Company who:

                 (a) is an "active participant" in the Profit Sharing Plan as the term "active participant" is defined in that plan;

                 (b) receives remuneration from one or more Participating Companies which, in the aggregate for the Plan Year, exceeds the limit on remuneration which may be taken into account by a tax qualified retirement plan in accordance with Section 401(a)(17) of the Code;

                 (c) is a senior management employee of a Participating Company, as determined in the discretion of the Plan Administrator; and

                 (d) is designated as a Covered Employee in the discretion of the Plan Administrator.

An Employee shall become a Covered Employee as of the first day on which he satisfies all of the requirements of (a), (b), (c) and (d) above. An Employee shall cease to be a Covered Employee as of the first day thereafter on which he ceases to satisfy any one of such requirements. With respect to requirement
(b) relating to remuneration, an Employee will be deemed to first satisfy such requirement on the first day as of which his remuneration exceeds the limits referred to in (b) relating to remuneration; an Employee will be deemed to cease to satisfy such requirement on the last day of the first Plan Year for which his remuneration is not so limited. With respect to requirements (c) and
(d) above relating to determination of senior management status or designation as a Covered Employee, the determination or designation may be current, prospective or retroactive, provided it cannot be made retroactive more than the Plan Year preceding the Plan Year in which the determination or designation is made; an Employee shall not cease to be designated as a Covered Employee pursuant to (d) above unless he ceases to satisfy any one of the requirements in (a), (b) or (c) above.

                 2.15 DATE OF HIRE. The words "Date of Hire" shall mean the date on which an Employee commences employment and works at least one (1) Hour for a Participating Company or any Affiliate, even if such company was not a Participating Company at the time of such Date of Hire, and shall mean, in the case of a rehired Employee, the first date following his previous Termination of Employment on which he works at least one (1) Hour for a Participating Company or any Affiliate, even if such company was not a Participating Company on such date.

                 2.16 DEFERRED COMPENSATION ACCOUNT. The words "Deferred Compensation Account" shall mean for each Participant the bookkeeping account maintained on his behalf to reflect profit sharing contributions made on his behalf and all earnings and losses thereon.

                 2.17 DISABILITY. The word "Disability" shall mean any disability which prevents an Employee from performing each of the material duties of his regular occupation.

                 2.18 EFFECTIVE DATE. The words "Effective Date" shall mean the effective date of this Plan which is December 1, 1994.

                 2.19 EMPLOYEE. The word "Employee" shall mean any common-law employee of a Participating Company. The word "Employee" shall not include any person who renders service to a Participating Company solely as a director, independent contractor or Leased Employee.

                 2.20 ERISA. The acronym "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and lawful regulations and pronouncements promulgated thereunder. Whenever a reference is made to a specific ERISA Section, such reference shall be deemed to include any successor ERISA Section having the same or a similar purpose.

                 2.21 HOURS. The word "Hours" shall mean for any Employee who is covered by the Fair Labor Standards Act, as amended, the actual number of Hours for which he is directly or indirectly paid or entitled to payment by a Participating Company or any Affiliate, including payments pursuant to an award or agreement requiring a Participating Company or an Affiliate to pay back wages, irrespective of mitigation of damages. Hours under this paragraph shall be calculated and credited pursuant to Section 2530.200b-2(b) and (c) of the Department of Labor Regulations which are incorporated herein by reference. For any Employee who is not covered by the Fair Labor Standards Act, as amended, such an Employee shall be credited with the equivalent of one hundred ninety (190) Hours for each month he is paid or entitled to payment by the Company or any Affiliate for at least one (1) Hour pursuant to Section 2530.200b-3(e)(ii) of the Department of Labor Regulations which are incorporated herein by reference.

                 Notwithstanding the foregoing,

                 (a) no Employee shall be credited with more than 501 Hours with respect to payments he receives or is entitled to receive during any single continuous period during which he performs no services for a Participating Company or an Affiliate (irrespective of whether he has terminated employment) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty, or leave of absence;

                 (b) no Employee shall be credited with Hours with respect to payments he receives or is entitled to receive during a period when he performs no services for a Participating Company or an Affiliate under a plan maintained solely for the purpose of complying with applicable workmen's compensation, unemployment compensation, disability insurance or Federal Social Security laws; and

                 (c) no Employee or former Employee shall be credited with Hours with respect to payments he receives or is entitled to receive under a pension benefit plan to which a Participating Company or an Affiliate has contributed during a period when he performs no services for a Participating Company or an Affiliate.

Notwithstanding the foregoing provisions of this Section 2.21, in the event any Employee does not perform services for the Company or any Affiliate by reason of either:

                   (i)    the pregnancy of such Employee; or

                  (ii)    the birth of a child of such Employee; or

                 (iii) the placement of a child with such Employee in connection with the adoption of such child by such Employee; or

                  (iv) caring for such child for a period beginning immediately following such birth of placement;

such Employee shall, solely for purposes of determining whether the Employee has incurred a One (1) Year Break-In-Service pursuant to Section 2.23 hereof, be credited either with the Hours which otherwise would normally have been credited to such Employee but for such absence or, in any case in which the Plan Administrator is unable to determine the Hours described in the preceding clause, eight (8) Hours per day of such absence provided, however, that the total number of Hours which an Employee may be credited with by reason of any such pregnancy, birth or placement shall not exceed 501 Hours. An Employee shall be credited with the Hours described in the preceding sentence only in the Taxable Year in which the absence from work begins if the Employee would be prevented from incurring a One (1) Year Break-In-Service in such Plan Year solely because the Employee is credited with Hours pursuant to the preceding sentence or, in any other case, in the immediately following Taxable Year. The Plan Administrator may require any Employee who is absent from work because of any such pregnancy, birth or placement to furnish to the Plan Administrator such timely information as the Plan Administrator may reasonably require to establish both that the Employee's absence from work is because of such pregnancy, birth or placement and the number of days during which the Employee was absent because of such pregnancy, birth or placement.

               2.22 LEASED EMPLOYEE. The words "Leased Employee" shall mean an individual who is an employee of an organization which has entered into an employee leasing arrangement with a Participating Company and who is required to be treated as an employee of a Participating Company for certain employee benefits law purposes pursuant to Section 414(n) of the Code.

               2.23 ONE (1) YEAR BREAK-IN-SERVICE. The words "One (1) Year Break-In-Service" shall mean for any Employee or former Employee a Plan Year, ending after his Termination of Employment, during which the Employee or former Employee did not complete more than five hundred (500) Hours for a Participating Company or any Affiliate.

               2.24 PARTICIPANT. The word "Participant" shall mean a Covered Employee who becomes a Participant in this Plan pursuant to

Article III hereof. A Participant shall cease to be a Participant upon his Termination of Employment.

               2.25 PARTICIPATING COMPANY. The words "Participating Company" shall mean the Company and/or any Subsidiary which has been designated by the Company as a Participating Company. The Participating Companies as of the Effective Date are listed in Article XII of this Plan.

               2.26 PLAN. The word "Plan" shall mean the Sealy Benefit Equalization Plan, as set forth herein, and as it may be later amended.

               2.27 PLAN ADMINISTRATOR. The words "Plan Administrator" shall mean Sealy, Inc., an Ohio Corporation, or such successor as may be appointed by the Board of Directors of Sealy Corporation pursuant to Article X hereof.

               2.28 PLAN YEAR. The words "Plan Year" shall mean the twelve (12) month period commencing on December 1 and ending on the following November 30. The Plan Year of this Plan shall correspond to the plan year of the Profit Sharing Plan.

               2.29 PROFIT SHARING PLAN. The words "Profit Sharing Plan" shall mean the Sealy Profit Sharing Plan.

               2.30 PROFIT SHARING PLAN COMPENSATION. The words "Profit Sharing Plan Compensation" shall mean, with respect to a Participant in this Plan, his "compensation" (as that word is defined in the Profit Sharing Plan) paid by Participating Companies in this Plan for services rendered to Participating Companies in this Plan for a Plan Year in which at any time he is a Participant in this Plan, but determined without regard to the dollar limitations on such compensation set forth in the Profit Sharing Plan. The amount of a Participant's Profit Sharing Plan Compensation for any Plan Year shall be determined as of the last day of such year.

               2.31 SUBSIDIARY. The word "Subsidiary" shall mean any corporation in which the Company owns, directly or indirectly, stock possessing at least eighty percent (80%) or more of the total combined voting power of all classes of stock entitled to vote or at least eighty percent (80%) of the total value of shares of all classes of stock of such corporation, as determined pursuant to Section 1563(a)(1) of the Code, but only during the period any such corporation would be so defined.

               2.32 TERMINATION OF EMPLOYMENT. The words "Termination of Employment" shall mean for any Employee the occurrence of any one of the following events:

               (a) he is discharged by a Participating Company or any Affiliate unless he is subsequently reemployed and given pay back to his date of discharge;

               (b) he voluntarily terminates employment with a Participating Company or any Affiliate;

               (c) he retires from employment with a Participating Company or any Affiliate;

               (d) he fails to return to work at the end of any leave of absence authorized by a Participating Company or any Affiliate, or within ninety (90) days following such Employee's release from Military Service or within any other period following Military Service in which his right to reemployment with a Participating Company or any Affiliate is guaranteed by law, or within three (3) days after he has been recalled to work following a period of layoff;

               (e) he has been disabled for at least eighteen (18) months or for a lesser period if such Employee has requested to be considered terminated and there is no reasonable expectation that such Employee will return to work; or

               (f) he has been continuously laid-off for twelve (12) months.

In the case of the occurrence of any event described in (d) or (e) of this
Section 2.32, the date of such Employee's Termination of Employment shall be deemed to be the first day of any such period of leave of absence, layoff, or Military Service.

               2.33 VESTED INTEREST. The words "Vested Interest" shall mean with respect to any Participant (a) minus (b), where:

               (a) equals the sum of:

                            (i) his Deferred Compensation Account multiplied by his Vested Percentage; plus

                           (ii) any distributions made to the Participant from his Deferred Compensation Account since his earliest Date of Hire which has not been followed by five (5) consecutive One (1) Year Breaks-In-Service, multiplied by his Vested Percentage; and

               (b) equals the amount of any distributions made to the Participant from his Deferred Compensation Account since his earliest Date of Hire which has not been followed by five (5) consecutive One (1) Year Breaks-In-Service.

               2.34 VESTED PERCENTAGE. The words "Vested Percentage" shall mean for any Participant a percentage determined on the basis of his number of years of Vesting Service in accordance with the following table:

        Years of Vesting Service                  Vested Percentage
        ------------------------                  -----------------
        [S]                                                 [C]

        Less than 2 years                                     0%
        2 but less than 3 years                              20%
        3  "   "    "   4   "                                40%
        4  "   "    "   5   "                                60%
        5  "   "    "   6   "                                80%
        6 or more years                                     100%

Notwithstanding the foregoing provisions of this Section 2.34, the Vested Percentage of a Participant whose termination is a Termination of Employment for Cause, or who engages in a Breach of the Noncompetition Requirement, shall be zero percent (0%).

               2.35 VESTING SERVICE. The words "Vesting Service" shall mean for any Employee the sum of (a) plus (b) plus (c) below, where:

               (a) equals the aggregate of all his periods of Continuous Service prior to November 1, 1989;

               (b) equals one (1) year for the Plan Year commencing immediately prior to November 1, 1989, provided that such Employee completed at least one thousand (1,000) Hours for a Participating Company or an Affiliate during said Plan Year; and

               (c) equals the number of Plan Years, commencing on and after November 1, 1989, during which such Employee completed at least one thousand (1,000) Hours for a Participating Company or an Affiliate.

A Participant's Vesting Service shall exclude any years of Vesting Service which a rehired Employee had prior to the date of his most recent Termination of Employment, determined as of such date of Termination of Employment pursuant to this Section 2.35 and this sentence provided that such rehired Employee:

                            (i) did not have a Vested Interest under this Plan on such date of Termination of Employment;

                           (ii) has had either five (5) consecutive One (1) Year Breaks-In-Service since the last day of such Vesting Service; and

                          (iii) the number of years of such Vesting Service is less than or equal to the number of consecutive One (1) Year Breaks-In-Service which he had after the last day of such Vesting Service.

                                  ARTICLE III
                                  -----------
                         ELIGIBILITY AND PARTICIPATION
                         -----------------------------


                 3.1 ELIGIBILITY. Each Employee who is or becomes a Covered Employee shall be eligible to become a Participant under this Plan.

                 3.2 PARTICIPATION. An Employee who is a Covered Employee on the Effective Date shall commence participation in this Plan as of the Effective Date. Thereafter, an Employee who satisfies the eligibility requirement of Section 3.1 hereof shall commence participation as of the later to occur of:

                 (a) the date as of which he becomes a participant in the Profit Sharing Plan; or

                 (b)      the date as of which he becomes a Covered Employee.

                 3.3 CESSATION OF PARTICIPATION. A Participant shall cease to be a Participant and shall become a former Participant, as of his Termination of Employment.

                 3.4 REHIRED COVERED EMPLOYEE. In the event that a Participating Company or an Affiliate shall reemploy a former Participant, he shall be eligible to become a Participant in the Plan on his date of rehire, provided he is a Covered Employee.

                                   ARTICLE IV
                                   ----------
                          PROFIT SHARING CONTRIBUTIONS
                          ----------------------------


                 4.1 AMOUNT OF CONTRIBUTION. If a Participating Company makes a discretionary profit sharing contribution to the Profit Sharing Plan for a plan year of the Profit Sharing Plan which corresponds to a Plan Year of this Plan, and:
                 (a) if a Participant in this Plan is also a participant in such Profit Sharing Plan for such plan year; and

                 (b) if such Participant's account under the Profit Sharing Plan is entitled to share in the allocation of such contribution; and

                 (c) if the allocation to such Participant's account under the Profit Sharing Plan is limited due to the limitation on remuneration which may be taken into account for purposes of tax qualified retirement plans under Section 401(a)(17) of the Code; then an amount shall be allocated to such Participant's Account hereunder for the corresponding Plan Year under this Plan. The amount so allocated to the Participant's Account under this Plan shall be the same percentage of such Participant's Compensation for the Plan Year under this Plan as his allocation under the Profit Sharing Plan is a percentage of his "compensation" under the Profit Sharing Plan (as the term "compensation" is defined for purposes of the Profit Sharing Plan) for the corresponding plan year of the Profit Sharing Plan. Such contribution will be credited to such Participant's Account under this Plan as of such date as actual cash amounts are first allocated to his actual accounts under the Profit Sharing Plan as a profit sharing contribution for the relevant plan year of the Profit Sharing Plan.

                                   ARTICLE V
                                   ---------
                                    ACCOUNTS
                                    --------


                 5.1 ESTABLISHMENT OF ACCOUNTS. Each Participating Company shall establish a Deferred Compensation Account in the name of each Participant who is employed by such Participating Company on its books and records. All amounts so credited to the Account of any Participant or former Participant shall constitute a general, unsecured liability of such Participating Company to such person.

                 5.2 ALLOCATION OF CONTRIBUTIONS. Amounts contributed on behalf of a Participant pursuant to Section 4.1 hereof shall be allocated to such Participant's Account.

                 5.3 CREDITING OF EARNINGS. Each Participating Company shall credit the Account of each Participant who is employed by such Participating Company, or who incurs a Termination of Employment from that Participating Company and who has not yet been paid his benefits hereunder, with earnings or losses for the Plan Year or other appropriate period equal to the time weighted rate of return on investments of the Profit Sharing Plan for the corresponding Plan Year or other period for the Participant.

                                   ARTICLE VI
                                   ----------
                             PAYMENTS AND BENEFITS
                             ---------------------


                 6.1 TERMINATION OF EMPLOYMENT, DISABILITY OR DEATH. A Participant who incurs a Termination of Employment prior to his Normal Retirement Date for a reason other than death or disability shall be entitled to receive a distribution equal to his Vested Interest. A Participant who incurs a Termination of Employment on or after his Normal Retirement Date or on account of Disability shall be entitled to receive a distribution equal to the amounts credited to his Account. In the event of the Participant's Termination of Employment, such amounts shall be distributed at the time determined in accordance with Section 6.3 hereof and in the form determined in accordance with Section 6.4 hereof.

                 Notwithstanding the foregoing, the Participant shall not be so entitled to benefits hereunder in the event that such termination is a Termination of Employment for Cause or if he engages in a Breach of the Noncompetition Requirement.

                 6.2 FORFEITURES. Forfeitures pursuant to Section 6.1 shall not be allocated to the Accounts of other Participants. The Participant's Account shall be debited to reflect such forfeitures.

                 6.3      TIME OF DISTRIBUTION.  Distributions pursuant to
Section 6.1 shall be made as soon as reasonably possible following the Participant's Termination of Employment but not later than ninety (90) days following the date of such Termination of Employment.

                 6.4 FORM OF DISTRIBUTION. Subject to such rules, procedures, limits and restrictions as the Plan Administrator may establish from time to time, a Participant or a beneficiary of a deceased Participant shall receive any distribution resulting from the Participant's Termination of Employment or death, as applicable, in the form of a single lump sum payment, subject to appropriate withholding.

                 6.5 PROTECTIVE DISTRIBUTIONS. In the event that the Plan Administrator determines, in its sole discretion, that a Participant is not, or may not be, a member of a "select group of management or highly compensated employees" within the meaning of Section 201(2), 301(a)(3), 401(a)(1) or 4021(b)(6) of ERISA or a "highly compensated employee" within the meaning of
Section 414(q) of the Code, then the Plan Administrator may, in its sole discretion, terminate such Participant's participation in this Plan, distribute the Vested Portion of the amounts credited to such Participant's Account in a single lump sum payment and cause any remaining amounts credited to such Participant's Account to be forfeited. Any such distribution shall be made at such time as the Plan Administrator determines in its sole discretion.

                                  ARTICLE VII
                                  -----------
                                 BENEFICIARIES
                                 -------------


                 7.1 BENEFICIARY DESIGNATION. Subject to rules and procedures promulgated by the Plan Administrator, a Participant or former Participant may sign a document designating a beneficiary or beneficiaries to receive any amounts payable under this Plan due to his death. In the event that a Participant or former Participant fails to designate a beneficiary in accordance with the provisions of this Section 7.1, his beneficiary shall be deemed to be the person or persons in the first of the following classes in which there are any survivors of the Participant or former Participant:

                 (a)      his spouse at the time of his death;

                 (b)      his issue per stirpes; and

                 (c)      the executor or administrator of his estate.

                                  ARTICLE VIII
                                  ------------
                             RIGHTS OF PARTICIPANTS
                             ----------------------


                 8.1 CREDITOR STATUS OF PARTICIPANTS. The profit sharing contributions made on behalf of a Participant hereunder shall be merely unfunded, unsecured promises of, and joint and several obligations of, the Participating Companies to make benefit payments in the future and shall be liabilities solely against the general assets of the Participating Companies. The Company and the other Participating Companies shall not be required to segregate, set aside or escrow the profit sharing contributions nor any earnings credited thereon. With respect to amounts credited to any Accounts hereunder and any benefits payable hereunder, a Participant and his beneficiary shall have the status of general unsecured creditors of the Participating Companies, and may look only to the Participating Companies and their general assets for payment of such Accounts and benefits.

                                   ARTICLE IX
                                   ----------
                                CLAIMS PROCEDURE
                                ----------------


                 9.1 CLAIMS FOR BENEFITS. Claims for benefits shall be made by application of the Participant in such manner as the Plan Administrator shall reasonably prescribe. The Plan Administrator shall process each such claim and determine entitlement to benefits within thirty (30) days of its receipt of a completed application for benefits. The Plan Administrator shall notify a Participant in writing, delivered in person or mailed by first-class mail to such Participant's last known address, if any part of a claim for benefits under this Plan has been denied, setting forth in such notice:

                 (a)      the specific reason for the denial;

                 (b) a specific reference to pertinent Plan provisions upon which the denial is based;

                 (c) a description of any additional material or information deemed necessary by the Plan Administrator for such Participant to perfect his claim, and an explanation of why such material or information is necessary; and

                 (d) an explanation of the claim review procedure under the Plan.

Such notice shall set forth the above information in a manner calculated to be understood by such Participant. If the notice referred to above is not furnished and if the claim has not been granted within the time specified above for payment of such claim, the claim shall be deemed denied and shall be subject to review as set forth below. Any Participant whose claim for benefits has been denied or deemed denied shall have sixty (60) days from the date the claim is deemed denied, or sixty (60) days from receipt of the notice denying the claim, as the case may be, in which to request a review by written application delivered to the Committee, which must specify the reason such Participant believes the denial should be reversed. Upon receipt of a request for review, the Committee shall schedule a hearing to be held not less than thirty (30) nor more than forty-five (45) days from the receipt of such request at a time and place convenient for all parties, at which time he may appear before the Committee for a full and fair review of its decision. The notice shall specify that such Participant must indicate in writing, at least fifteen
(15) days in advance of the time established for such hearing, his intention to appear at the appointed time and place, or the hearing will be automatically canceled. The reply shall specify any other persons who will accompany him to the hearing, or such other persons will not be admitted to the hearing. The Participant, or his duly authorized representative, may review all pertinent documents relating to the claim in preparation for the hearing and may submit issues and comments in writing prior to or during the hearing. The Committee shall determine any and all questions of fact, resolve all questions of interpretation of this instrument or related documents which may arise under any of the provisions of this Plan or such documents as to which no other provision for determination is made hereunder, and exercise all other powers and discretion necessary to be exercised under the terms of this Plan which it is herein given or for which no contrary provision is made. The decision of the Committee shall be delivered in writing within thirty (30) days after the hearing, or if no hearing is held, within fifteen (15) days after the date scheduled for the hearing, and shall include specific reasons for the decision, written in a manner calculated to be understood by the Participant, and shall contain specific references to the pertinent provisions of the Plan and/or related documents upon which the decision is based.

                 9.2 ESTABLISHMENT OF BENEFIT APPEALS COMMITTEE. The Company shall appoint the members of a Benefit Appeals Committee which shall consist of three (3) or more members. The members of the Committee shall remain in office at the will of the Company and the Company may from time to time remove any of said members with or without cause. A member of the Committee may resign upon written notice to the remaining member or members of the Committee and to the Company respectively. In case of the death, resignation or removal of any member of the Committee, the remaining members shall act until a successor-member shall be appointed by the Company. Upon request by the Plan Administrator, the Company shall notify the Plan Administrator of the names of the original members of the Committee, of any and all changes in the membership of the Committee, of the member designated as Chairman, and the member designated as Secretary, and of any changes in either office. Until notified of a change, the Plan Administrator shall be protected in assuming that there has been no change in the membership of the Committee or the designation of Chairman or of Secretary since the last notification was filed with it. The Plan Administrator shall be under no obligation at any time to inquire into the membership of the Committee or its officers. All communications to the Committee shall be addressed to its Secretary at the address of the Company.

                 9.3 GOVERNANCE OF THE COMMITTEE. On all matters and questions the decision of a majority of the members of the Committee shall govern and control. Meetings may be held in person or by electronic means. In lieu of a meeting, decisions may be made by unanimous written consent. The Committee shall appoint one of its members to act as its Chairman and another member to act as Secretary. The terms of office of these members shall be determined by the Committee, and the Secretary and/or Chairman may be removed by the other members of the Committee for any reason which such other members may deem just and proper. The Secretary shall do all things directed by the Committee. Although the Committee shall act by decision of a majority of its members as above provided, nevertheless in the absence of written notice to the contrary, every person may deal with the Secretary and consider his acts as having been authorized by the Committee. Any notice served or demand made on the Secretary shall be deemed to have been served or made upon the Committee.

                 9.4 ADDITIONAL COMMITTEE RULES. No member of the Committee shall be disqualified from acting on any question because of his interest therein. No fee or compensation shall be paid to any member of the Committee for his services as such, but the Committee shall be reimbursed for its expenses by the Company. The Committee and the Plan Administrator may hire such attorneys, accountants, actuaries, agents, clerks, and secretaries as it may deem desirable in the performance of its functions, and the expense associated with the hiring or retention of any such person or persons shall be paid directly by the Company.

                                   ARTICLE X
                                   ---------
                                 ADMINISTRATION
                                 --------------


                 10.1 APPOINTMENT OF PLAN ADMINISTRATOR. The Board of Directors of the Company shall appoint the Plan Administrator which shall be any person(s), corporation or partnership, (including the Company itself) as said Board of Directors shall deem desirable in its sole discretion. The Plan Administrator may be removed or resign upon thirty (30) days' written notice or such lesser period of notice as is mutually agreeable. Unless the Board of Directors appoints another Plan Administrator, Sealy, Inc. shall be the Plan Administrator.

                 10.2 POWERS AND DUTIES OF THE PLAN ADMINISTRATOR. Except as expressly otherwise set forth herein, the Plan Administrator shall have the authority and responsibility granted or imposed on an "administrator" by ERISA. The Plan Administrator shall determine any and all questions of fact, resolve all questions of interpretation of this Plan which may arise under any of the provisions of this Plan as to which no other provision for determination is made hereunder, and exercise all other powers and discretions necessary to be exercised under the terms of this Plan which it is herein given or for which no contrary provision is made. The Plan Administrator shall have full power and discretion to interpret this Plan and related documents, to resolve ambiguities, inconsistencies and omissions, to determine any question of fact, and to determine the rights and benefits, if any, of any Participant or other applicant, in accordance with the provisions of this Plan. Subject to the provisions of any claims procedure hereunder, the Plan Administrator's decision with respect to any matter shall be final and binding on all parties concerned, and neither the Plan Administrator nor any of its directors, officers, employees or delegates nor, where applicable, the directors, officers or employees of any delegate, shall be liable in that regard except for gross abuse of the discretion given it and them under the terms of this Plan. All determinations of the Plan Administrator shall be made in a uniform, consistent and nondiscriminatory manner with respect to all Participants and beneficiaries in similar circumstances. The Plan Administrator, from time to time, may designate one or more persons or agents to carry out any or all of its duties hereunder.

                 10.3 ENGAGEMENT OF ADVISORS. The Plan Administrator may employ actuaries, attorneys, accountants, brokers, employee benefit consultants, and other specialists to render advice concerning any responsibility the Plan Administrator or Committee has under this Plan. Such persons may also be advisors to any Participating Company.

                 10.4 PAYMENT OF COSTS AND EXPENSES. The costs and expenses incurred in the administration of this Plan shall be paid by one or more of the Participating Companies, as determined by the Company. Such costs and expenses include those incident to the performance of the responsibilities of the Plan Administrator or Committee, including but not limited to, claims administration fees and costs, fees of accountants, legal counsel and other specialists, bonding expenses, and other costs of administering this Plan. Notwithstanding the foregoing, in no event will any person serving in the capacity of Plan Administrator, or Committee member who is a full-time employee of a Participating Company be entitled to any compensation for such services.

                                   ARTICLE XI
                                   ----------
                           AMENDMENT AND TERMINATION
                           -------------------------


                 11.1 POWER TO AMEND OR TERMINATE. Except as otherwise provided herein following a Change of Control, this Plan may be amended by the Company at any time, or from time to time, and may be terminated by the Company at any time, but no such amendment, modification or termination shall reduce the Vested Portion of a Participant's Account, determined as of the date of such amendment, modification or termination. Such amendment or termination shall be in writing, executed by two or more officers of the Company who are authorized to do so. This Plan may not be amended (but may be terminated) during the two (2) year period following a Change of Control except that amendments may be made as required by law.

                 11.2 EFFECTS OF PLAN TERMINATION. If this Plan is terminated then, on and after the effective date of such termination, all deferrals hereunder shall cease. Thereafter, all amounts then credited to each Participant's Accounts shall become fully vested and shall be distributed to such Participant as a single sum payment.

                 11.3 NO LIABILITY FOR PLAN AMENDMENT OR TERMINATION. Neither the Company, nor any other Participating Company, nor any officer, Employee or director thereof shall have any liability because this Plan is amended or terminated. Without limiting the generality of the foregoing, the Company shall have no liability for terminating this Plan notwithstanding the fact that a

Participant may have expected to have future deferrals hereunder had this Plan remained in effect.

                                  ARTICLE XII
                                  -----------
                            PARTICIPATING COMPANIES
                            -----------------------


                 12.1 LIST OF PARTICIPATING COMPANIES. The Participating Companies and their entry dates are as follows:

                 PARTICIPATING COMPANIES

                 Sealy, Inc.

                 12.2 DESIGNATION OF PARTICIPATING COMPANIES. A subsidiary or Affiliate of the Company may become a Participating Company under this Plan as of the first day of any month. Such a subsidiary or Affiliate shall become a Participating Company by an amendment to Section 12.1 hereof which specifies the name of the subsidiary or Affiliate, its entry date and the location of each facility that will participate in the Plan. Such amendment shall be executed by the Company and consented to by the subsidiary or Affiliate.

                 12.3 ADOPTION OF SUPPLEMENTS. The Company may determine that special provisions shall be applicable to some or all of the Employees of a Participating Company, either in addition to or in lieu of the provisions of this Plan, or may determine that certain Employees otherwise eligible to participate in this Plan shall not be eligible to participate in this Plan. In such event, the Company shall adopt a Supplement with respect to the Participating Company which employs such individuals which Supplement shall specify the Employees of the Participating Company covered thereby and the special provisions applicable to such Employees. Any

Supplement shall be deemed to be a part of this Plan solely with respect to the Employees specified therein.

                 12.4 AMENDMENT OF SUPPLEMENTS. The Company, from time to time, may amend, modify or terminate any Supplement; provided, however, that no such action shall operate so as to deprive any Employee who was covered by such Supplement of any vested rights to which he is entitled under this Plan or the Supplement.

                 12.5 TERMINATION OF PARTICIPATION OF PARTICIPATING COMPANY. A Participating Company may terminate this Plan with respect to Participants employed by said Participating Company by an instrument in writing executed on behalf of the Participating Company and delivered to the Company. Distribution of the Accounts of Participants employed by said Participating Company shall thereupon be made in the manner provided in Section 11.2 of this Plan.

                 12.6 DELEGATION OF AUTHORITY. The Company is hereby fully empowered to act on behalf of itself and the other Participating Companies as it may deem appropriate in maintaining the Plan. Without limiting the generality of the foregoing, such actions include obtaining and retaining tax qualified status for the Plan and appointing attorneys-in-fact in pursuit thereof. Furthermore, the adoption by the Company of any amendment to the Plan or the termination thereof, will constitute and represent, without any further action on the part of any Participating Company, the approval, adoption, ratification or confirmation by each Participating Company of any such amendment or termination. In addition, the appointment of or removal by the Company of any member of the Benefit Appeals Committee, any Plan Administrator or other person under the Plan shall constitute and represent, without any further action on the part of any Participating company, the appointment or removal by each Participating Company of such person.

                                  ARTICLE XIII
                                  ------------
                            MISCELLANEOUS PROVISIONS
                            ------------------------

                 13.1 NON-ALIENATION. No benefits or amounts credited to Accounts under this Plan shall be subject in any manner to be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, attached, garnished or charged in any manner (either at law or in equity), and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach, garnish or charge the same shall be void; nor shall any such benefits or amounts in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefits as are herein provided for her or him.

                 13.2 TAX WITHHOLDING. The Company or any other Participating Company may withhold from a Participant's Compensation or any payment made by it under this Plan such amount or amounts as may be required for purposes of complying with the tax withholding or other provisions of the Code or the Social Security Act or any state or local income or employment tax act or for purposes of paying any estate, inheritance or other tax attributable to any amounts payable hereunder.

                 13.3 INCAPACITY. If the Plan Administrator determines that any Participant or beneficiary entitled to payments under this Plan is incompetent by reason of physical or mental disability and is consequently unable to give a valid receipt for payments made hereunder, or is a minor, the Plan Administrator may order the payments becoming due to such person to be made to another person for his benefit, without responsibility on the part of the Plan Administrator to follow the application of amounts so paid. Payments made pursuant to this
Section 13.3 shall completely discharge the Plan Administrator, the Company and the other Participating Companies and the Benefit Appeals Committee with respect to such payments.

                 13.4 ADMINISTRATIVE FORMS. All applications, elections and designations in connection with this Plan made by a Participant or beneficiary shall become effective only when duly executed on forms provided by the Plan Administrator and filed with the Plan Administrator.

                 13.5 INDEPENDENCE OF PLAN. Except as otherwise expressly provided herein, this Plan shall be independent of, and in addition to, any other benefit agreement or plan of a Participating Company or any rights that may exist from time to time thereunder.

                 13.6 NO EMPLOYMENT RIGHTS CREATED. This Plan shall not be deemed to constitute a contract of employment between the Company or any other Participating Company and any Participant, nor confer upon any Participant the right to be retained in the service of the Company or any other Participating Company for any period of time, nor shall any provision hereof restrict the right of any Company to discharge or otherwise deal with any Participant.

                 13.7 RESPONSIBILITY FOR LEGAL EFFECT. Neither the Company, nor any other Participating Company, nor the Plan Administrator or the Benefit Appeals Committee, nor any officer, member, delegate or agent of any of them, makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax, or other implications or effects of this Plan. Without limiting the generality of the foregoing, no Participating Company shall have any liability for the tax liability which a Participant may incur resulting from participation in this Plan or the payment of benefits hereunder.

                 13.8 SUCCESSORS. The terms and conditions of this Plan shall inure to the benefit of and bind the Company, the other Participating Companies, the Participants, their beneficiaries, and the successors and personal representatives of the Participants and their beneficiaries.

                 13.9 CONTROLLING LAW. This Plan shall be construed in accordance with the laws of the State of Delaware to the extent not preempted by laws of the United States.

                 13.10 HEADINGS AND TITLES. The Section headings and titles of Articles used in this Plan are for convenience of reference only and shall not be considered in construing this Plan.

                 13.11 GENERAL RULES OF CONSTRUCTION. The masculine gender shall include the feminine and neuter, and vice versa, as the context shall require. The singular number shall include the plural, and vice versa, as the context shall require. The present tense of a verb shall include the past and future tenses, and vice versa, as the context may require.

                 13.12 EXECUTION IN COUNTERPARTS. This Plan may be executed in any number of counterparts each of which shall be deemed an original and said counterparts shall constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.

                 13.13 SEVERABILITY. In the event that any provision or term of this Plan, or any agreement or instrument required by the Plan Administrator hereunder, is determined by a judicial, quasi-judicial or administrative body to be void or not enforceable for any reason, all other provisions or terms of this Plan or such agreement or instrument shall remain in full force and effect and shall be enforceable as if such void or nonenforceable provision or term had never been a part of this Plan, or such agreement or instrument except as to the extent the Plan Administrator determines such result would have been contrary to the intent of the Company in establishing and maintaining this Plan.

                 13.14 INDEMNIFICATION. The Participating Companies shall jointly and severally indemnify, defend, and hold harmless any Employee, officer or director of any Participating Company for all acts taken or omitted in carrying out the responsibilities of the Company, Participating Company, Plan Administrator or Benefit Appeals Committee under the terms of this Plan or other responsibilities imposed upon such individual by law. This indemnification for all such acts taken or omitted is intentionally broad, but shall not provide indemnification for any civil penalty that may be imposed by law, nor shall it provide indemnification for embezzlement or diversion of Plan funds for the benefit of any such individual. The Participating Companies shall jointly and severally indemnify any such individual for expenses of defending an action by a Participant, dependent, service provider, government entity or other person, including all legal fees and other costs of such defense. The Participating Companies shall also reimburse any such an individual for any monetary recovery in a successful action against such individual in any federal or state court or arbitration. In addition, if a claim is settled out of court with the concurrence of the Company, the Participating Companies shall jointly and severally indemnify any such individual for any monetary liability under any such settlement, and the expenses thereof. Such indemnification will not be provided to any person who is not a present or former Employee of a Participating Company nor shall it be provided for any claim by a Participating Company against any such individual.

                 IN WITNESS WHEREOF, SEALY CORPORATION, the Company, by its appropriate officer duly authorized, has caused this Plan to be executed and adopted as of the 30th day of November, 1995.

                                            SEALY CORPORATION

                                               ("Company")

                                            By /s/
                                              -----------------------------



STATE OF OHIO                     )
                                  ) SS:
COUNTY OF CUYAHOGA                )

                 Before me, a Notary Public in and for said County and State,
personally appeared the above-named Sealy Corporation by                      ,
its Vice President, who acknowledged that he did sign the foregoing instrument.

                 IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at Cleveland, Ohio, this 30th day of November, 1995.



                                           _________________________________
                                                     Notary Public








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